EXHIBIT 99.1

Rocket Companies Closes $14.2 Billion Acquisition of Mr. Cooper

The largest independent mortgage deal in history unites America’s leading originator with the nation’s top servicer to transform homeownership for America.

DETROIT and DALLAS, October 1, 2025 – Rocket Companies (NYSE: RKT), the Detroit-based homeownership platform, today announced the completed acquisition of Mr. Cooper Group – bringing together the country’s largest home loan originator and the largest mortgage servicer. Together, the companies will have a combined servicing portfolio of nearly 10 million homeowners.

“Homeownership is the bedrock of the American Dream. By combining mortgage servicing and loan origination, along with home search through Redfin, we are paving the path for Americans to own the dream,” said Varun Krishna, CEO and Director of Rocket Companies. “Jay Bray and his team have built a technology-driven platform that is the backbone of Mr. Cooper, helping it scale to become the largest servicer in the country. By integrating Mr. Cooper’s servicing strength with Rocket’s origination capabilities and AI technology and established strong national brand, our goal is to lower costs and make the process easier.”

After 25 years driving the expansion and culture of Mr. Cooper, Jay Bray, Mr. Cooper’s current CEO, will join Rocket as the new President and CEO of Rocket Mortgage, reporting to Varun Krishna, CEO of Rocket Companies - the parent company of Rocket Mortgage. Bray will also join Rocket’s board of directors.

“This transaction brings to a close a multi-year journey during which Mr. Cooper grew to become the nation’s largest servicer and produced enormous value for our clients, partners, stakeholders and investors,” Bray said. “Now, by joining forces with Rocket, we start a new journey, which I believe offers an even bigger opportunity. Through the power of our platform and our people, we will create a more personalized experience that makes owning a home more attainable and easier to navigate. Together, we will deliver the change the housing industry needs.”

As part of the acquisition, Mr. Cooper and all of its servicing functions will be rebranded under the Rocket umbrella.

Mr. Cooper’s servicing scale and expertise is complemented by Rocket’s long track record of client satisfaction, recognized by J.D. Power. As one, the companies will deepen lifetime relationships by giving homeowners more opportunities to access lending products that fit their needs – from a first purchase to a quick refinance or home equity loan.

Rocket also recently closed its acquisition of Redfin in July. Together with Mr. Cooper, Rocket’s capabilities span the entirety of homeownership – home search, financing, title, closing and servicing. These acquisitions allow Rocket to build on its $500 million investment in data and AI technology and furthers its mission to Help Everyone Home.

Advisors

J.P. Morgan Securities LLC acted as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel to Rocket. Citigroup Global Markets Inc. acted as financial advisor and Wachtell, Lipton, Rosen & Katz and Bradley Arant Boult Cummings LLP acted as legal counsel to Mr. Cooper.

Forward Looking Statements

Some of the statements contained in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements in this document that are not historical or current facts, including statements regarding the Mr. Cooper acquisition, are forward-looking statements. These forward-looking statements reflect our views with respect to future events as of the date of this document. All such forward-looking statements are subject to risks and uncertainties, including, but not limited to, the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, any of which could cause future events or results to be materially different from those stated or implied in this document. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

About Rocket Companies

Founded in 1985, Rocket Companies (NYSE: RKT) is a Detroit-based fintech platform including mortgage, real estate and personal finance businesses: Rocket Mortgage, Redfin, Mr. Cooper, Rocket Homes, Rocket Close, Rocket Money and Rocket Loans.

With details from more than 65 million calls with clients each year, 30 petabytes of data and a mission to Help Everyone Home, Rocket Companies is well positioned to be the destination for AI-fueled homeownership. Known for providing exceptional client experiences, J.D. Power has ranked Rocket Mortgage #1 in client satisfaction for primary mortgage origination and mortgage servicing a total of 23 times – the most of any mortgage lender.

For more information, please visit our Corporate Website or Investor Relations Website.

About Mr. Cooper

Mr. Cooper Group provides customer-centric servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper®, Xome® and Rushmore Servicing®. Mr. Cooper is the largest home loan servicer in the country focused on delivering a variety of servicing and lending products, services and technologies. For more information, visit www.mrcooper.com.